                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12


                            THE COOPER COMPANIES, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [X]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

                                     [LOGO]


                                                                 August 15, 1995


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Cooper Companies, Inc. (the 'Company') scheduled to be held on September 20, 1995, at 10:00 A.M., eastern daylight savings time, at the New York Marriott East Side, 525 Lexington Avenue, New York, NY. The Notice of Annual Meeting of Stockholders, a Proxy Statement, a proxy card and return envelope, the Company's Annual Report for the fiscal year ended October 31, 1994 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter and six months ended April 30, 1995 accompany this letter.

     At the Annual Meeting, stockholders will be asked to elect a Board of seven directors to serve for the forthcoming year. A biographical description of each of the seven nominees is set forth in the section of the Proxy Statement entitled 'Election of Directors.'


     The Board is also proposing that the Restated Certificate of Incorporation of the Company be amended (i) to reduce the number of common and preferred shares authorized to be issued by the Company and (ii) to implement a one-for-three reverse stock split with respect to the common stock. These proposals, including the reasons why they are being recommended and the results of their implementation, are described in the enclosed Proxy Statement. Each of these proposals requires the consent of the holders of a majority of the Company's outstanding shares of common stock before it may be implemented. The Board of Directors believes the adoption of these proposals is in the best interest of the stockholders and recommends their adoption by the stockholders.


     I hope you have the opportunity to join us at the Annual Meeting. Whether or not you plan to attend, please COMPLETE, SIGN, DATE and MAIL the enclosed proxy card as soon as possible.

                                          Sincerely,
                                          ALLAN E. RUBENSTEIN, M.D.
                                          ALLAN E. RUBENSTEIN, M.D.
                                          Chairman of the Board

                           THE COOPER COMPANIES, INC.
                                ONE BRIDGE PLAZA
                           FORT LEE, NEW JERSEY 07024
                              TEL: (201) 585-5100


                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

To the Stockholders of
THE COOPER COMPANIES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of The Cooper Companies, Inc., a Delaware corporation (the 'Company'), will be held on September 20, 1995, at 10:00 A.M., eastern daylight savings time, at the New York Marriott East Side, 525 Lexington Avenue, New York, NY, for the purpose of considering and acting upon the following:

          1. The election of a Board of seven directors.

          2. The adoption of a resolution to amend the Company's Restated Certificate of Incorporation to reduce the number of shares of common stock and preferred stock authorized to be issued by the Company.

          3. The adoption of a resolution to amend the Company's Restated Certificate of Incorporation to effect a one-for-three reverse stock split with respect to the common stock.

          4. The ratification of the appointment of KPMG Peat Marwick LLP as independent certified public accountants of the Company for the fiscal year ending October 31, 1995.

          5. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on August 10, 1995 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

     Enclosed with this Notice are a Proxy Statement, a proxy card and return envelope, the Company's Annual Report for the fiscal year ended October 31, 1994 and the Company's Quarterly Report on Form 10-Q for the second fiscal quarter and six months ended April 30, 1995.

     All stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                          By Order of the Board of Directors
                                          ALLAN E. RUBENSTEIN, M.D.
                                          ALLAN E. RUBENSTEIN, M.D.
                                          Chairman of the Board


Dated: August 15, 1995

                           THE COOPER COMPANIES, INC.
                                ONE BRIDGE PLAZA
                           FORT LEE, NEW JERSEY 07024

                               ------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 20, 1995
                               ------------------

INFORMATION REGARDING PROXIES


     The accompanying proxy card is solicited by and on behalf of the Board of Directors of The Cooper Companies, Inc. (the 'Company') for use at the Annual Meeting of Stockholders to be held on September 20, 1995, at 10:00 A.M., eastern daylight savings time, at the New York Marriott East Side, 525 Lexington Avenue, New York, NY, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about August 18, 1995.


     When a proxy card in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions indicated thereon. If a proxy card is properly executed but no directions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors FOR each of the nominees for director as shown on the form of proxy card, FOR the adoption of the proposals to amend the Restated Certificate of Incorporation to reduce the number of shares of stock authorized to be issued by the Company and to effectuate a reverse stock split with respect to the common stock and FOR the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending October 31, 1995. The Board of Directors does not know of any other business to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof for which specific authority has not been solicited from the stockholders, then, to the extent permissible by law, the persons voting the proxies will use their discretionary authority to vote thereon in accordance with their best judgment. A stockholder who executes and returns the enclosed proxy card may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, by executing a subsequently dated proxy card or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and returned a proxy card does not alone revoke such proxy.

     The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mail, officers, directors and other employees of the Company, acting on its behalf, may solicit proxies by telephone, facsimile or personal interview. Also, the Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay a fee of $10,000, plus reasonable expenses. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

OUTSTANDING STOCK AND VOTING RIGHTS


     As of the close of business on August 10, 1995, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 34,327,878 shares of the Company's common stock, $.10 par value per share (the 'Common Stock'), each of which is entitled to one vote at the Annual Meeting. Under the Company's By-laws and Delaware law, shares represented by proxies that reflect abstentions or 'broker non-votes' (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions as to the election of directors will not effect the election of the candidates receiving a plurality of votes. The proposals to amend the Company's Restated Certificate of Incorporation require the approval of a majority of all outstanding shares of the Company's Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes (if any) will have the same effect as votes against the proposals. Each other proposal to come before the Annual Meeting requires the approval of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions as to such proposals will have the same effect as votes against such proposal. Shares represented by proxies that reflect broker non-votes (if any), however, will be treated as not entitled to vote for purposes of determining approval of any such proposal and will not have any effect on the outcome of such matter.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company's By-laws provide for no fewer than six and no more than eleven directors, as determined by the Board of Directors. The Board has fixed the number of directors to be elected at the 1995 Annual Meeting at seven, each to serve until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified. The Board of Directors recommends that each of the nominees for director described below be elected to serve as a director of the Company. All nominees have consented to be named and have indicated their intention to serve if elected. The Board of Directors does not expect that any nominee will be unavailable for election or unable to serve. If for any reason any nominee should not be available for election or able to serve as a director, the accompanying proxy will be voted for the election of such other person, if any, as the Board of Directors may designate.

THE NOMINEES

     Each of the Board's seven nominees for election as director currently serves on the Board of Directors. One of the seven directors, Moses Marx, was elected to the Board in May 1995, following the death of Mel Schnell. Mr. Marx was elected as a director at the request of the Company's largest stockholder, Cooper Life Sciences, Inc. ('CLS'), pursuant to the terms of a settlement agreement dated June 14, 1993 between the Company and CLS. For information with respect to that settlement agreement and certain contractual rights and obligations of CLS pertaining to the transfer and voting of shares of the Company's Common Stock and the composition of the Board of Directors, see 'Certain Relationships and Related Transactions -- Agreements and Transactions with CLS.'

     The names of the nominees for election as directors are listed below, together with certain personal information, including the present principal occupation and recent business experience of each nominee.

                                                                                                          YEAR
                                                                                                        COMMENCED
                                                                                                       SERVING AS
                                                                                                       A DIRECTOR
                                  NAME, PRINCIPAL OCCUPATION                                             OF THE
                                   AND OTHER DIRECTORSHIPS                                       AGE     COMPANY
----------------------------------------------------------------------------------------------   ---    ---------
A. Thomas Bender..............................................................................   56        1994
     Mr. Bender was elected President and Chief Executive Officer of the Company in May  1995.
      He had been serving as the Chief Operating Officer of the Company since August 1994, and as  Executive  Vice President  since March  1994.  He served  as Acting  Chief Operating
      Officer of the Company  from March 1994  to August 1994, and  as Senior Vice  President,
      Operations  from October 1992  to February 1994.  He continues to  serve as President of
      CooperVision, Inc., the Company's contact lens subsidiary, a position he has held  since
      June  1991.  Between 1966  and June  1991, Mr.  Bender  held a  variety of  positions at
      Allergan, Inc.  (a manufacturer  of eye  and skin  care products),  including  Corporate
      Senior  Vice President, and President and  Chief Operating Officer of Allergan's Herbert
      Laboratories, Dermatology Division.

                                                                                                          YEAR
                                                                                                        COMMENCED
                                                                                                       SERVING AS
                                                                                                       A DIRECTOR
                                  NAME, PRINCIPAL OCCUPATION                                             OF THE
                                   AND OTHER DIRECTORSHIPS                                       AGE     COMPANY
----------------------------------------------------------------------------------------------   ---    ---------
Mark A. Filler................................................................................   34        1992
     Mr. Filler has been Executive Vice President of Prism Mortgage Company (a mortgage banker and broker) since June  1994. He is also  serving as a director  of and a consultant  to
      UreSil,  L.P. (a manufacturer of disposable medical  devices) for which he served as the
      Chief Operating Officer from 1991 to May 1994. From 1989 to 1991, he was a member of the mergers and acquisitions department of The Equity Group (a holding company for companies affiliated with Sam Zell).
Michael H. Kalkstein..........................................................................   53        1992
     Mr. Kalkstein has been a partner in the law firm of Graham & James since September  1994.
      He was a partner in the law firm of Berliner Cohen from 1983 through August 1994. He has been  on the  Board of  Trustees of  Opera San  Jose since  1984 and  has served  as its
      President since 1992. Mr. Kalkstein was a member of the Mayor's Task Force on Arts  2020 in  San Jose, California and a member of the Governor of California's Special Task Force to implement the Agricultural Labor Relations Act.
Moses Marx....................................................................................   60        1995
     Mr. Marx has been a  general partner in United  Equities Company (a securities  brokerage firm)  since  1954 and  a  general partner  in  United Equities  Commodities  Company (a commodities brokerage  firm)  since  1972. He  is  also  President of  Momar  Corp.  (an investment  company). Mr. Marx is a director of  CLS (which has an interest in a company licensed to develop and manage a national lottery) and of BioTechnology General Corp. (a developer and  manufacturer of  biotechnology  products). He  previously served  on  the
      Company's Board of Directors from September 1989 to September 1991.
Donald Press..................................................................................   62        1993
     Mr. Press has served as the Executive Vice President of Broadway Management Co., Inc. (an
      owner and manager of commercial office buildings) since 1981. Mr. Press, an attorney, is also  a principal in Donald Press, P.C. (a law firm) located in New York City. Mr. Press is a director of Components Specialties, Inc. (an electronics company) and  Graham-Field
      Health Products, Inc. (a seller of healthcare products).
Steven Rosenberg..............................................................................   47        1993
     Mr.  Rosenberg has served as Acting  Chairman of the Board of  CLS since May 1995, and as
      Vice President, Finance and  Chief Financial Officer of  CLS since 1990. From  September
      1987  through April 1990, Mr. Rosenberg served  as President and Chief Executive Officer of Scomel  Industries  Inc.  (an  international marketing  and  consulting  group).  Mr.
      Rosenberg is a director of CLS.
Allan E. Rubenstein, M.D......................................................................   50        1992
     Dr.  Rubenstein has served as the Chairman of  the Board of Directors since July 1994; he served as  Acting Chairman  of  the Board  from  April 1993  through  June 1994.  He  is
      President  of MTC Imaging Services,  Inc. (a medical imaging  company, founded by him in
      1981,  providing  radiologic  equipment  to  hospitals  and  physicians'  offices).  Dr.
      Rubenstein  is certified by  the American Board  of Psychiatry and  Neurology and by the
      American Society for  Neuroimaging. He  has been  on the  faculty of  the Department  of
      Neurology  at Mt. Sinai School of Medicine in New York City since 1976, and currently is
      Associate Professor  and  Director  of  the Mt.  Sinai  Neurofibromatosis  Research  and
      Treatment  Center. Dr.  Rubenstein has  authored two  books on  neurofibromatosis and is
      Medical Director for the National Neurofibromatosis Foundation.


     There are no family relationships (whether by blood, marriage or adoption) among any of the Company's current directors or executive officers or the Board's proposed nominees.

     The business addresses of the nominees are: A. Thomas Bender, CooperVision, Inc., 10 Faraday, Irvine, CA 92718; Mark Filler, Prism Mortgage Company, 350 West Hubbard Street, Suite 222, Chicago, IL 60610; Michael Kalkstein, Esq., Graham & James, 5 Palo Alto Square, 3000 El Camino Real, Palo

Alto, CA 94306; Moses Marx, United Equities Company, 160 Broadway, New York, NY 10038; Donald Press, Esq., Broadway Management Co., Inc., 39 Broadway, New York, NY 10038; Steven Rosenberg, Cooper Life Sciences, Inc., 160 Broadway, New York, NY 10038; and Allan Rubenstein, M.D., MTC Imaging Services, Inc., 177 East 87th Street, New York, NY 10128.

BOARD COMMITTEES, MEETINGS AND COMPENSATION

     The Company currently has four active committees of the Board:


          (i) The Management Committee consults with and oversees the activities of the Chief Executive Officer (formerly, the Chief Operating Officer). The members are Dr. Rubenstein and Messrs. Filler and Press.



          (ii) The Audit and Finance Committee advises and makes recommendations to the Board of Directors concerning (a) the appointment of independent certified public accountants for the Company, (b) matters relating to the activities of the independent certified public accountants and (c) the financial, investment and accounting procedures and practices followed by the Company, and may administer certain of the Company's compensation plans. The members are Messrs. Rosenberg, Filler and Press.



          (iii) The Compensation/Long Term Incentive Plan Committee advises and makes recommendations to the Board of Directors regarding matters relating to the compensation of directors, officers and senior management, the granting of awards under the Company's 1988 Long Term Incentive Plan (the 'LTIP') and the Company's other incentive plans. The members are Messrs. Kalkstein, Filler and Press.


          (iv) The Nominating Committee selects individuals to be nominated for election to the Company's Board of Directors. The members are Dr. Rubenstein and Messrs. Filler and Kalkstein. The Nominating Committee will consider suggestions from stockholders for nominees for election as directors at the 1996 Annual Meeting if such recommendations are made in accordance with the procedure described below under 'Stockholder Nominations and Proposals.'

     In  addition,   administrative  committees   exist  for   the  purpose   of
administering the Company's 401(k) Plan and the Retirement Income Plan.

     During the fiscal year ended October 31, 1994, the Board met 12 times, the Management Committee met five times, the Audit and Finance Committee met twice, the Compensation/Long Term Incentive Plan Committee met 14 times (primarily in connection with the termination of certain former executive officers of the Company) and the Nominating Committee met twice. A Special Litigation Committee was formed (since disbanded) and it or a subcommittee thereof met 12 times, and a Series B Stock Subcommittee (since disbanded) met twice. Each director attended (or participated by telephone in) more than 75% of the total number of meetings held by the Board and all committees of the Board on which he served (during the period that he served).

     For a description of compensation paid to Directors, see 'Executive Compensation -- Compensation of Directors.'

SECTION 16(A) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires the Company's officers, directors and persons owning more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership of all equity and derivative securities of the Company with the Securities and Exchange Commission (the 'SEC'), The New York Stock Exchange, Inc. (the 'NYSE') and the Pacific
Stock Exchange Incorporated (the 'PSE'). SEC regulations also require that a copy of all such Section 16(a) forms filed be furnished to the Company by its officers, directors and greater than ten-percent stockholders.

     Based solely on a review of the copies of such forms and amendments thereto received by the Company, or on written representations from the Company's officers and directors that no Forms 5 were required to be filed, the Company believes that during fiscal 1994 all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than ten percent of any class of its equity securities were met.

LITIGATION

     The Company is named as a nominal defendant in a shareholder derivative action entitled Harry Lewis and Gary Goldberg v. Gary A. Singer, Steven G. Singer, Arthur C. Bass, Joseph C. Feghali, Warren J. Keegan, Robert S. Holcombe and Robert S. Weiss, which was filed on May 27, 1992 in the Court of Chancery, State of Delaware, New Castle County. On May 29, 1992, another plaintiff separately filed a derivative complaint in Delaware Chancery Court that was essentially identical to the Lewis and Goldberg complaint. Lewis and Goldberg later amended their complaint, and the Delaware Chancery Court thereafter consolidated the Lewis and Goldberg action and the other plaintiff's action as In re The Cooper Companies, Inc. Litigation, Consolidated C.A. 12584, and designated Lewis and Goldberg's amended complaint as the operative complaint (the 'First Amended Derivative Complaint').

     The First Amended Derivative Complaint alleges that certain directors of the Company and Gary A. Singer, as Co-Chairman of the Board of Directors, caused or allowed the Company to be a party to a 'trading scheme' to 'frontrun' high yield bond purchases by the Keystone Custodian Fund, Inc., a group of mutual funds. The First Amended Derivative Complaint also alleges that the defendants violated their fiduciary duties to the Company by not vigorously investigating certain allegations of securities fraud. The First Amended Derivative Complaint requests that the Court order the defendants (other than the Company) to pay damages and expenses to the Company and certain of the defendants and to disgorge their profits to the Company. On October 16, 1992, the defendants moved to dismiss the First Amended Derivative Complaint on grounds that such Complaint fails to comply with Delaware Chancery Court Rule 23.1 and that Count III of the First Amended Derivative Complaint fails to state a claim. No further proceedings have taken place; however, discovery is underway. The parties, who have been engaged in negotiations, have agreed upon the terms of a settlement, which will have no material impact on the Company. The settlement is in the process of being documented. Upon completion of discovery and the settlement documentation, the proposed settlement will be submitted to the Court for approval following notice to the Company's stockholders and a hearing. Accordingly, there can be no assurance that the proposed settlement will ultimately end the litigation. The individual defendants have advised the Company that they believe they have meritorious defenses to the lawsuit and that, in the event the case proceeds to trial, they intend to defend vigorously against the allegations in the First Amended Derivative Complaint.

SECURITIES HELD BY MANAGEMENT


     The following table sets forth information regarding ownership of the Company's Common Stock by each of its current directors, the individuals named in the Summary Compensation Table who are still employees of the Company and by all of the current directors and executive officers as a group.



                                                                          COMMON STOCK
                                                                    BENEFICIALLY OWNED AS OF
                                                                         JULY 31, 1995
                                                                   --------------------------
                                                                    NUMBER         PERCENTAGE
                    NAME OF BENEFICIAL OWNER                       OF SHARES       OF SHARES
----------------------------------------------------------------   ---------       ----------

A. Thomas Bender................................................     199,775(1)       *
Mark A. Filler..................................................       5,300          *
Robert S. Holcombe..............................................      80,884(2)       *
Michael H. Kalkstein............................................      15,000          *
Moses Marx......................................................   1,181,947(3)       3.44%
Donald Press....................................................      18,600(4)       *
Steven Rosenberg................................................       5,000          *
Allan E. Rubenstein.............................................      12,500          *
Mark R. Russell.................................................      40,451(5)       *
Robert S. Weiss.................................................     257,916(6)       *
All current directors and executive officers as a group (14
  persons)......................................................   2,371,183(7)       6.91%


------------

 * Less than 1%.

(1) Includes 11,111 shares as to which Mr. Bender has sole voting power, but as to which disposition is restricted pursuant to the terms of the LTIP, and 44,444 shares which could be acquired upon the exercise of presently exercisable stock options.

(2) Includes 23,940 shares which could be acquired upon the exercise of presently exercisable stock options, and 1,111 shares held by his wife, as to which disposition is restricted pursuant to the terms of the LTIP. Mr. Holcombe disclaims beneficial ownership of those 1,111 shares.


(3) Includes 731,000 shares which could be acquired upon conversion (at the rate of $5.00 per share) of $3,655,000 principal amount of the Company's 10 5/8% Convertible Subordinated Reset Debentures due 2005 (the 'Convertible Debentures') owned directly by Mr. Marx and 28,233 shares owned by United Equities Company, a registered broker dealer which is a general partnership in which Mr. Marx owns a majority interest. Does not include 6,967,600 shares of common stock owned by CLS. See 'Principal Securityholders' and 'Certain Relationships and Related Transactions -- Agreements and
    Transactions with CLS.' Mr. Marx is a director of CLS and also a major holder of the stock of that company.



(4) Includes 3,600 shares which could be acquired upon conversion (at the rate of $5.00 per share) of $18,000 principal amount of Convertible Debentures owned directly by Mr. Press or held in a trust for which he serves as the trustee.


(5) Includes 11,111 shares as to which Mr. Russell has sole voting power, but as to which disposition is restricted pursuant to the terms of the LTIP, and 21,840 shares which Mr. Russell could acquire upon the exercise of presently exercisable stock options.

(6) Includes 33,333 shares as to which Mr. Weiss has sole voting power but as to which disposition is restricted pursuant to the terms of the LTIP, 7,663 shares held on account for him under the Company's 401(k) Savings Plan and 20,000 shares which Mr. Weiss could acquire upon the exercise of presently exercisable stock options.

(7) See Notes (1) through (6) for details with respect to such ownership.

PRINCIPAL SECURITYHOLDERS

     The following table sets forth information regarding ownership of outstanding shares of the Company's common stock by those individuals or groups who have advised the Company that they own more than five percent (5%) of such outstanding shares.


                                                                             COMMON STOCK
                                                                          BENEFICIALLY OWNED
                                                                          AS OF JULY 31, 1995
                                                                        -----------------------
                                                                        NUMBER OF    PERCENTAGE
                      NAME OF BENEFICIAL OWNER                           SHARES      OF SHARES
---------------------------------------------------------------------   ---------    ----------

Cooper Life Sciences, Inc............................................   6,967,600       20.29%


EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The table below shows compensation paid in or with respect to each of the last three fiscal years to the person who served as the Company's chief executive officer during fiscal 1994, to each of the persons who were, for the fiscal year ended October 31, 1994, the four most highly compensated executive officers of the Company or its subsidiaries, and one former executive officer.

                                         ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                               ---------------------------------------   ----------------------------------------
                                                                                  AWARDS              PAYOUTS
                                                                         -------------------------   -----------
                                                                         RESTRICTED    SECURITIES
  NAME AND PRINCIPAL                                    OTHER ANNUAL       STOCK       UNDERLYING                      ALL OTHER
       POSITIONS        YEAR    SALARY       BONUS     COMPENSATION(3)     AWARDS     OPTIONS/SARS   LTIP PAYOUTS   COMPENSATION(7)
----------------------- ----   --------     --------   ---------------   ----------   ------------   ------------   ---------------

Allan E.                1994   $ 68,694(2)       -0-           N/A             -0-           -0-            -0-              -0-
  Rubenstein(1) ....... 1993   $ 63,625(2)       -0-           N/A             -0-           -0-       $  1,770              -0-
  Chairman of the Board

A. Thomas Bender ...... 1994   $243,583     $168,191           N/A        $ 16,000(5)    100,000            -0-        $     524
  President and Chief   1993   $188,285     $128,034           N/A             -0-         3,220       $  7,080              -0-
  Executive Officer(4)  1992   $185,450(4)  $128,492           N/A             -0-        10,000(6)    $ 12,625              -0-

Robert S. Holcombe .... 1994   $239,167     $166,220           N/A        $ 48,000(9)        -0-            -0-        $   1,300
  Senior Vice President 1993   $227,500     $ 11,375           N/A             -0-        23,940       $  3,717        $     651
  and General Counsel   1992   $211,174(8)  $ 39,600           N/A             -0-           -0-            -0-        $     362

Mark R. Russell ....... 1994   $249,828     $135,196           N/A        $ 16,000(10)        -0-           -0-        $   1,118
  President and CEO of  1993   $237,489     $ 35,688           N/A             -0-        21,840            -0-        $   1,118
  Hospital Group of     1992*  $ 87,992          -0-           N/A             -0-        80,000(6)         -0-        $     574
  America, Inc.

Robert S. Weiss ....... 1994   $247,271(8)  $155,690           N/A        $ 48,000(11)     40,000           -0-        $     786
  Senior Vice           1993   $236,391(8)  $ 10,319           N/A             -0-           -0-       $ 10,620        $     447
  President, Treasurer  1992   $210,000(8)  $ 39,000           N/A             -0-           -0-            -0-        $     362
  and Chief Financial
  Officer

Steven G.               1994   $208,667(13)      -0-           N/A        $192,001(15)       -0-       $472,506(16)    $ 205,609(17)
  Singer(12) .......... 1993   $302,500     $118,906           N/A             -0-           -0-            -0-        $   1,791
                        1992   $324,674(8)       -0-       $98,459(14)         -0-           -0-            -0-        $   1,782

------------

   * All amounts shown for fiscal 1992 cover the period from May 29, 1992, when Hospital Group of America, Inc. was acquired by the Company, through October 31, 1992.

 (1) Dr. Rubenstein assumed the position of Acting Chairman of the Board in April 1993. He served in that position through June 1994; in July 1994, he assumed the position of Chairman of the Board.

 (2) See 'Executive Compensation -- Compensation of Directors' for a description of compensation paid to non-employee directors.

 (3) Excludes perquisites received as the value thereof did not exceed ten percent of any listed person's annual salary and bonus.

 (4) Mr. Bender assumed the positions of President and Chief Executive Officer in May 1995. Prior thereto, he was serving as Executive Vice President and Chief Operating Officer.

 (5) As of October 31, 1994, Mr. Bender owned 11,111 shares of restricted stock; the aggregate fair market value of those shares was $28,444 as of October 31, 1994. Restrictions will be removed from

                                              (footnotes continued on next page)

(footnotes continued from previous page) the 11,111 shares on May 25, 1996, assuming Mr. Bender is still an employee of the Company. Those shares are eligible to receive any dividends paid by the Company prior to the removal of restrictions therefrom.

 (6) Cancelled and replaced by the option granted in 1993 for a smaller number of shares bearing a lower exercise price.

 (7) With the exception of Mr. Singer in fiscal 1994, consists of a $200 contribution by the Company to a 401(k) account (for each person other than Mr. Bender) and premiums on life insurance policies.

 (8) Includes directors' fees paid to: (i) Mr. Holcombe during a portion of fiscal 1992, (ii) Mr. Singer during a portion of fiscal 1992 and (iii) Mr. Weiss during a portion of fiscal 1992, all of fiscal 1993 and a portion of fiscal 1994.

 (9) As of October 31, 1994, Mr. Holcombe owned 33,333 shares of restricted stock; the aggregate market value of those shares was $85,332 as of October 31, 1994. Restrictions were removed from those shares on January 3, 1995 in connection with the entering into of an amendment dated November 16, 1994 to Mr. Holcombe's Employment Agreement with the Company, which reduced the severance to which Mr. Holcombe would be entitled if his employment terminates under certain circumstances. See 'Executive Compensation -- Contracts.'

(10) As of October 31, 1994, Mr. Russell owned 11,111 shares of restricted stock; the aggregate market value of those shares was $28,444 as of October 31, 1994. Restrictions will be removed from those shares on May 25, 1996, assuming Mr. Russell is still an employee of the Company. Those shares are eligible to receive any dividends paid by the Company prior to the removal of restrictions therefrom.

(11) As of October 31, 1994, Mr. Weiss owned 33,333 shares of restricted stock; the aggregate market value of those shares was $85,332 as of October 31, 1994. Restrictions will be removed from those shares on May 25, 1996, assuming Mr. Weiss is still an employee of the Company. Those shares are eligible to receive any dividends paid by the Company prior to the removal of restrictions therefrom.

(12) Mr. Singer, the Company's former Executive Vice President and Chief Operating Officer, commenced a leave of absence on March 29, 1994, which continued through his termination on June 30, 1994.

(13) Through June 30, 1994, the date on which Mr. Singer's employment with the Company terminated. For a description of the agreement pursuant to which Mr. Singer's employment was terminated, see 'Executive Compensation -- Contracts.'

(14) Amount received upon exercise of phantom stock units awarded under the Company's LTIP.

(15) Represents the fair market value on the date of grant of 133,334 shares of restricted stock granted to Mr. Singer in fiscal 1994 in connection with the Turn-Around Incentive Plan. Restrictions were removed from those shares in connection with the termination of Mr. Singer's employment with the Company.

(16) Represents the taxable gain recognized in fiscal 1994 by Mr. Singer upon the removal of restrictions from 182,611 shares of restricted stock in connection with the termination of Mr. Singer's employment with the Company.

(17) Represents a $200 contribution by the Company to Mr. Singer's 401(k) account, the premium on a life insurance policy and the value of cash paid and equipment transferred to Mr. Singer in fiscal 1994 in connection with the termination of Mr. Singer's employment with the Company.

              OPTION GRANTS IN FISCAL YEAR ENDED OCTOBER 31, 1994

                                                              PERCENT OF
                                                             TOTAL OPTIONS
                                                              GRANTED TO
                                                   OPTIONS   EMPLOYEES IN    EXERCISE PRICE   EXPIRATION      GRANT DATE
                      NAME                         GRANTED    FISCAL YEAR      PER SHARE         DATE      PRESENT VALUE(3)
-------------------------------------------------  -------   -------------   --------------   ----------   -----------------

A. Thomas Bender.................................  25,000 (1)     6.10%          $ 1.06         3/29/04         $12,358
                                                   25,000 (1)     6.10%          $ 1.06         3/29/04         $12,358
                                                   25,000 (1)     6.10%          $ 1.06         3/29/04         $12,358
                                                   25,000 (1)     6.10%          $ 1.06         3/29/04         $12,358
Robert S. Holcombe...............................     -0-
Allan E. Rubenstein..............................     -0-
Mark R. Russell..................................     -0-
Robert S. Weiss..................................  10,000 (2)     2.44%          $ 2.56        10/27/04         $13,453
                                                   10,000 (2)     2.44%          $ 2.56        10/27/04         $13,453
                                                   10,000 (2)     2.44%          $ 2.56        10/27/04         $13,453
                                                   10,000 (2)     2.44%          $ 2.56        10/27/04         $13,453
Steven G. Singer.................................     -0-

------------

(1) For Mr. Bender's option to vest, two tests must be met simultaneously: (a) Mr. Bender shall remain as the Chief Executive Officer of the Company for a specified period of time following the date of grant, and (b) the price of the Company's Common Stock shall have reached a specified level. Specifically, 25,000 shares of the 100,000 share option became exercisable immediately, 25,000 shares became exercisable on March 29, 1995 and an additional 25,000 shares will become exercisable on each of March 29, 1996 and 1997, assuming that Mr. Bender continues to serve as the Company's Chief Executive Officer. Despite the foregoing, before any portion of the option can be exercised, the Average Price (as defined in the Option Agreement) of a share of the Company's Common Stock must equal or exceed $1.50 per share with respect to the first 33,333 shares available for purchase under the option, $3.00 per share with respect to the second 33,333 shares and $5.00 per share with respect to the last 33,334 shares. During the period of April 1, 1999 through September 29, 2003, assuming no previous forfeiture of the option, any portion of the option which has not yet become exercisable shall become exercisable if the Average Price of a share of the Common Stock equals or exceeds $10.00. If any portion of the option has not become exercisable by September 30, 2003, and the option has not previously been forfeited, it shall become exercisable on that date. Vesting could be accelerated upon the occurrence of certain events relating to a change in control of the Company.

(2) Twenty-five percent of the 40,000 share option became exercisable upon grant. The remainder will become exercisable in 25% increments when the Average Price (as defined in the Option Agreement) of a share of the
    Company's Common Stock equals or exceeds $4.00, $5.00 and $6.00, respectively, if Mr. Weiss is still employed by the Company on those dates. If any portion of the option has not become exercisable by July 27, 2004, it shall become exercisable on that date, provided Mr. Weiss is still an employee of the Company.

(3) Calculated using the Minimum Value Option Pricing model and assuming a rate of 6.48% on U.S. Treasury Bonds for Mr. Bender and 7.74% for Mr. Weiss. Minimum Option Value per share equals the fair market value of the Company's Common Stock on the date of grant less the quotient of the option exercise price divided by the sum of one plus the Treasury Bond interest rate raised to the power equal to the number of years constituting the option term. The actual value, if any, of the options will depend on the amount by which the price at which the shares underlying the option are ultimately sold exceeds the exercise price of the option.

                AGGREGATE OPTION EXERCISES IN FISCAL YEAR ENDED
               OCTOBER 31, 1994 AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                   SHARES ACQUIRED     VALUE      OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END
              NAME                   ON EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
--------------------------------   ---------------    --------    --------------------------    -------------------------

A. Thomas Bender................        3,220          $7,052            25,000/75,000               $37,500/$112,500
Robert S. Holcombe..............          -0-             -0-                 23,940/0                     $47,880/$0
Allan E. Rubenstein.............          -0-             -0-                      0/0                          $0/$0
Mark R. Russell.................          -0-             -0-                 21,840/0                     $43,680/$0
Robert S. Weiss.................          -0-             -0-            20,000/30,000                          $0/$0
Steven G. Singer................          -0-             -0-                      0/0                          $0/$0

RETIREMENT INCOME PLAN

     The Company's Retirement Income Plan was adopted in December 1983. All employees of the Company and its participating subsidiaries who work at least 1,000 hours per year are eligible to become members of the plan. For services performed after December 31, 1988, members are entitled to an annual retirement benefit equal to .6% of base annual compensation up to $10,000 and 1.2% of base annual compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. For service prior to January 1, 1989, members are entitled to an annual retirement benefit equal to
 .75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.5% of base annual compensation in excess of the Social Security Wage Base for each year of service.

     The estimated annual benefits payable under this plan upon retirement (at the normal retirement age of 65) for Messrs. Bender, Holcombe and Weiss are approximately $21,000, $31,000 and $53,000, respectively.1 The amount indicated for Mr. Holcombe does not reflect the impact of the additional years of service that will be attributed to him (see 'Executive Compensation -- Contracts'). Mr. Singer, who is vested under the plan and whose employment with the Company has been terminated, will, upon reaching age 65, be entitled to receive a pension of $11,981 per year. Neither Mr. Russell nor Dr. Rubenstein is a participant in the plan.

CONTRACTS

     The Company is a party to employment agreements with Robert S. Holcombe and Robert S. Weiss. CooperVision, Inc., one of the Company's subsidiaries, is a party to an agreement with A. Thomas Bender. Hospital Group of America, Inc., another subsidiary, is a party to an agreement with Mark R. Russell. Each agreement provides that employment shall continue until terminated, except the agreement relating to Mr. Russell, which expires on July 1, 1997. Compensation paid pursuant thereto and awards under the Company's LTIP are set forth on the foregoing tables. Subject to the amendments described below with respect to Messrs. Bender and Holcombe, if (i) the Company or relevant subsidiary terminates the employee without Cause or (ii) the employee terminates his employment for Good Reason or following a Change in Control (as each term is defined in the relevant agreement), the Company or the relevant subsidiary will pay Mr. Bender 200% and each of Messrs. Holcombe, Russell and Weiss 150% of his annual base salary (such percentage to be reduced to 100% for Mr. Weiss if the termination arises out of a Change in Control). In addition, subject to the amendment described below with respect to Mr. Holcombe, Messrs. Bender, Holcombe and Weiss would continue to participate in the Company's or relevant subsidiary's various insurance plans for a period of up to 24 months, 18 months and 18 months, respectively, and to receive a pro rata share of any amounts that would have been payable to him under the Company's Incentive Payment Plan (or any comparable plan then in

------------
1 These numbers have declined from estimates reported in previous years following recent action taken by the Internal Revenue Service to decrease the maximum wages on which qualified pension benefits can be computed.

effect) based on the number of months he served during the year in which the termination occurs. Each of those individuals would also become fully vested in all benefits due under the Retirement Income Plan. In the case of Mr. Holcombe, his credited service for the purpose of determining the amount of his retirement benefit will be increased by an additional five years of deemed employment. In the event that employment is terminated by death or by the employee in the absence of Good Reason, benefits will not continue beyond the date of termination, no more than three months of severance will be paid and no portion of the Incentive Payment Plan bonus will be paid. The agreements between the Company and each of Messrs. Holcombe and Weiss have been guaranteed by certain of the Company's subsidiaries.

     In March 1994 and May 1995, Mr. Bender's employment agreement was amended in connection with his assumption of additional responsibilities. Information relating to Mr. Bender's salary, bonus and grant of a stock option under the Company's LTIP is contained in the charts appearing prior to this section. In addition, the amendments provide for Mr. Bender to receive additional grants under the LTIP in each of March 1995, 1996 and 1997, of options to purchase up to 33,333 shares of the Company's Common Stock at the then current fair market value of such shares, provided he is still serving as the Company's Chief Executive Officer. The agreement further provides that if Mr. Bender is asked, at any time, to relinquish the position of Chief Executive Officer of the Company, such relinquishment will not entitle Mr. Bender to terminate his employment for Good Reason and will not constitute a termination under the agreement so long as Mr. Bender remains in the position of President of CooperVision, Inc.

     On November 16, 1994, Mr. Holcombe and the Company amended Mr. Holcombe's employment agreement to eliminate his ability to terminate his employment with Good Reason as a result of the Change in Control occasioned by the departure from the Company of certain members of senior management. In addition, the severance payments and the duration of post-termination benefits to which Mr. Holcombe would be entitled if his employment is terminated by the Company under certain conditions or if he elects to terminate his employment under certain conditions were decreased from 150% to 125% of annual base salary and from 18 months to 15 months of post-termination benefits. In exchange for agreeing to those amendments, Mr. Holcombe received a payment of $47,500 in November 1994 and had restrictions removed from 33,333 shares of restricted stock on January 3, 1995.

     Mr. Singer's employment with the Company was terminated pursuant to a settlement agreement executed on August 30, 1994 but which was retroactively effective to June 30, 1994. In connection with that termination, Mr. Singer made certain representations and warranties relating to noncompetition with the Company and nondisclosure of any of the Company's proprietary information. Mr. Singer, on behalf of himself and all members of his family other than Gary Singer, released the Company from liability for certain legal fees and granted a release from any claims relating to any aspect of any relationship between the Company and such members of his family. Mr. Singer received from the Company payment for his accrued but unused vacation time, additional cash payments of approximately $60,000 to Mr. Singer and $25,000 to an attorney representing Mr. Singer in connection with Company matters, 315,945 shares of the Company's Common Stock from which all restrictions had been removed and the furnishings of his office. Until June 1997, the Company will continue to provide Mr. Singer with medical and life insurance along with a monthly stipend of $2,000 to cover the costs of office and secretarial services and an automobile lease. Mr. Singer will remain eligible for an award of restricted stock granted to him under the Company's 1993 Turn-Around Incentive Plan if certain of that Plan's thresholds are satisfied before June 30, 1997. The Company released Mr. Singer and his relatives other than Gary Singer from claims relating to the relationship between the Company and Mr. Singer and events relating to certain legal proceedings in which Mr. Singer and/or Gary Singer were named as defendants, except that the Company retained the right to assert claims against any disgorgement or restitution fund established in connection with those legal proceedings.

     Under the Company's LTIP and the 1990 Non-Employee Director Restricted Stock Plan (the 'RSP'), upon the occurrence of a Change in Control, and under the Company's LTIP, upon the occurrence of a Potential Change in Control (as such terms are defined in the LTIP and the RSP), restrictions will be removed from restricted shares, options will become exercisable and, unless otherwise determined by the LTIP Administrative Committee prior to any Change in Control, the value of all outstanding stock options will be cashed out on the basis of the Change in Control Price (as defined in the LTIP) as of the date such Change in Control or Potential Change in Control is determined to have occurred. On January 16, 1995, the Board of Directors amended the LTIP to provide that, with certain exceptions, the occurrence of a Change in Control or a Potential Change in Control would have no effect on any awards made under the LTIP subsequent to December 19, 1994.

     Messrs. Bender, Holcombe, Russell, Singer and Weiss are participants in the Turn-Around Incentive Plan, a plan adopted in May 1993 to incentivize participants to continue working towards a solution to the Company's then most significant problems, such as liability arising from breast implant product liability lawsuits. Distributions were to be made under that plan following a comprehensive resolution of the breast implant liability issue, provided that the trading price of the Company's common stock over a specified period of time also must have equalled or exceeded $1.50 and $3.00 per share, respectively. Following satisfaction of the first trading price benchmark in May 1994, plan participants received an award, which was paid partly in cash and partly in shares of restricted stock bearing restraints on disposition until certain further conditions have been satisfied. The plan provides that, if a benchmark is satisfied and restricted stock is distributed, all restrictions will be removed from those restricted shares on specified dates or upon termination, despite the employee's failure to have remained employed until those specified dates, if the employee (i) is terminated by the Company without Cause or (ii) terminates his employment with Good Reason (as those terms are defined in the plan).

COMPENSATION OF DIRECTORS

     Prior to May 23, 1994, each director of the Company received a payment of $7,500 per quarter (or an amount pro-rated to take into account the length of service during such quarter). With the election of Mr. Bender to the Board on May 23, 1994, the Board determined that quarterly payments would no longer be paid with respect to any director who is also an employee of the Company or a subsidiary. With respect to each director who is not also a paid employee of the Company or a subsidiary, the Board implemented a scaled-back fee schedule on September 13, 1994. Each non-employee director is now entitled to receive fees ranging from $125 to $1,000 for each meeting of the Board of Directors or a Committee of the Board attended (unless two or more meetings are held on the same day, in which case the maximum fee payable in connection with that day's meetings remains at $1,000) and $1,000 per day for other days during which substantially all of such director's time is spent on affairs of the Company, or a pro-rated amount for work which takes less than a full day. In addition, each Committee Chairman is entitled to receive a fee of $1,000 per year for serving as such.

     On April 26, 1990, the Company's Board of Directors adopted the 1990 Non-Employee Directors Restricted Stock Plan (the 'RSP'), which grants to each current and future director of the Company who is not also an employee of the Company or any subsidiary of the Company ('Non-Employee Director') the right to purchase, for $.10 per share, shares of the Company's Common Stock, subject to certain restrictions. One hundred thousand (100,000) shares of the Company's Common Stock were authorized and reserved for issuance under the RSP. Shares which are forfeited become available for new awards under such plan.

     Under this plan, each Non-Employee Director automatically receives the opportunity to purchase 5,000 restricted shares upon initial election or appointment to the Board. The plan provides that restrictions shall lapse in 1,000-share increments, and that 1,000 shares shall therefore become nonforfeitable and freely transferable each time after the date of grant that the Average Price (as defined in the RSP) of the Company's Common Stock equals or exceeds for the first time each of the following percentages of increase over the Average Price on the date of grant of the award: 18%, 36%, 54%, 72% and 90%. Furthermore, upon the occurrence of a Change in Control as defined in the RSP, all restrictions would be removed from any restricted shares then outstanding.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mel Schnell became a director and a member of the Compensation Committee of the Board of Directors in September 1993 and served in those positions until his death in May 1995. He also served as the President and a director of CLS and was a major holder of the stock of that company. For information regarding transactions between the Company and CLS, see 'Certain Relationships and Related Transactions -- Agreements and Transactions with CLS.'

     Michael Kalkstein is a partner in a law firm which provides legal services to the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

     In accordance with the rules and regulations of the SEC, the following report of the Compensation/Long Term Incentive Plan Committee (the 'Committee') and the performance graph immediately thereafter shall not be deemed to be 'soliciting material' or to be 'filed' with the SEC or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

SCOPE OF THE COMMITTEE; MEMBERS

     Throughout fiscal 1994, the period covered by this report, the Committee was composed of three outside directors: Messrs. Filler, Kalkstein and Schnell. Following the death of Mr. Schnell in May 1995, Mr. Press joined the Committee.

     In 1993, the Committee retained Towers Perrin, an independent, nationally recognized compensation consulting firm, and with its assistance created a charter defining the Committee's scope and philosophy. The charter provides that the Committee will review and approve all aspects of the compensation paid to the Company's five most highly paid executives, all salaries and raises paid to individuals whose annual base pay is $150,000 or greater and all agreements providing for the payment of benefits following a change in control of the Company or severance following a termination of employment. The charter also called for the Committee to review and approve the terms of each incentive compensation and bonus program in effect and the aggregate amounts which can be awarded thereunder on a yearly basis and in the aggregate. The members of the Committee also administer the Company's LTIP.

EXECUTIVE COMPENSATION FOR FISCAL 1994

     In accordance with the charter established by the Committee, the Committee articulated a philosophy governing its determination of compensation for executive officers. That philosophy recognized the need to honor existing employment agreements and expressed the belief that executives should be compensated at competitive levels which will serve to attract and retain talented employees. Inherent in the compensation philosophy was a recognition of the difficulty of retaining such employees when the Company was dealing with the serious legal and financial problems confronting it at that time, and when traditional performance-based compensation methods offered few incentives. As the Company's legal problems have been subsiding and the Company has been returning to profitability, increasing emphasis is being placed on performance-based compensation in fiscal 1995 and will continue to be in years subsequent thereto.

     In keeping with the goal of enhancing the Company's profitability and building long-term stockholder value, the Company's long-term compensation programs are designed to reward the growth of stockholder value through improved stock market performance, as well as to reward long-term service to the Company. The value of awards under such plans is primarily dependent upon increases in the price of the Company's Common Stock over a period of up to ten years. Generally, the plans require employees to remain employed by the Company throughout the period in order to receive their awards.

     During fiscal 1994, the Company's executive officers dealt with a number of significant issues, including:

          (a) the consummation of an Exchange Offer and Consent Solicitation relating to the Company's Convertible Debentures, which resulted in the waiver of any defaults or potential defaults that may have occurred through January 6, 1994 under the Indenture governing that debt and the adoption of various amendments to the Indenture to remove certain of the stringent operating restraints contained therein;

          (b) criminal litigation which led to a finding of guilt against a former officer and director of the Company and, derivatively, against the Company;

          (c) following completion of the criminal trial, the resumption of an SEC enforcement action against the Company, which was subsequently settled, and certain derivative litigation closely tied to matters at issue in the criminal and SEC litigation;

          (d) the expenditure of substantial amounts of money on legal fees and costs related to the payment of settlements and fines which, when combined with operating losses, caused the Company to experience negative stockholder equity since early in fiscal 1994;

          (e) a drastic reduction in the Company's cash and cash equivalents as a result of the above matters and the breast implant litigation which was favorably settled just prior to the beginning of fiscal 1994;

          (f) the negotiation and implementation of an $8 million line of credit for one of the Company's subsidiaries; and

          (g) the subsequent slowdown in spending for legal matters, such that legal expenditures and other headquarters and operating expenses decreased significantly by year-end, leading to the Company reporting profitable third and fourth quarters in fiscal 1994.

     Decisions made by the Committee with respect to compensation for fiscal 1994 took into account all of the above-mentioned developments, the Company's unique and difficult circumstances, the progress that was made in resolving those difficulties and a variety of other factors. The Committee continued to be guided by the compensation guidelines established by the Committee in 1993. The Committee's two-pronged philosophy focused first on the Company's short-term need to retain members of senior management and to provide them with incentives to seek and implement solutions to the Company's legal and financial problems, and second on the relationship between compensation and operating results. As successful solutions to the legal and financial problems are being attained, the Committee has been moving towards placing greater emphasis on operating results, and therefore tying a larger portion of the future compensation of executive officers more closely to the operating results of the Company's business units and to the creation of stockholder value as measured by stock market performance.

     In establishing compensation, salary levels for all executive officers were highly influenced by the terms of existing employment agreements. Participation levels under the Company's 1994 Incentive Payment Plan were set at percentages of base salaries previously assigned to designated positions within the corporate structure, modified to reflect the recommendations of the Company's Chief Operating Officer. While the first distribution under the Company's Turn-Around Incentive Plan (which was established to address the unique and severe problems facing the Company when that plan was adopted in fiscal 1993) was made during fiscal 1994, eligibility and award levels were assigned in fiscal 1993 based on the recommendations of Towers Perrin in consultation with the then Chief Operating Officer and the Committee. The distribution made under the Turn-Around Incentive Plan occurred during fiscal 1994 due to the increase in the trading price for the Company's Common Stock.

     The Committee's decisions regarding the base salaries of individual executive officers during fiscal 1994 and the actual amounts awarded in December 1994 under the 1994 Incentive Payment Plan took into account the factors described in this report, as well as the Committee's desire to compensate the Company's employees at rates similar to those paid to individuals holding comparable positions in companies whose businesses or other circumstances were similar to the Company's.

     In connection with setting base salaries, the Committee placed the greatest weight on a combination of the individual executive officer's performance and the current compensation package in place for each such officer. The performance of the Company was deemed to be the second most important element to consider in determining base salaries.

     In making the actual awards under the 1994 Incentive Payment Plan, primary consideration was given to the performance of the Company or the subsidiary for which the plan participant worked.

Incentive Payment  Plan  awards are  paid  when the  operating  businesses  meet specified sales, income and cash flow thresholds, and when the Company's consolidated results meet specified income and cash flow tests. In addition, a portion of each individual's award can be granted on a discretionary basis by the Committee. Only Mr. Bender had an Incentive Payment Plan award that took into account both the performance of CooperVision, Inc., which exceeded all of its budgeted performance levels, and of the Company on a consolidated basis -- given his dual role as an officer of both CooperVision and the Company. Only Mr. Bender was granted by the Committee the maximum amount allowable under the discretionary portion of his bonus plan.


     While, as noted above, additional factors were taken into consideration in connection with both the setting of base salaries and the awarding of bonuses under the Incentive Payment Plan, no attempt was made to rank those factors as to level of importance. Because of the Company's improved performance by the end of fiscal 1994, the percentage of overall compensation received by the executive officers in fiscal 1994 derived under the Incentive Payment Plan was significantly higher than in fiscal 1993.

CEO COMPENSATION FOR FISCAL 1994

     Dr. Rubenstein became the Company's Acting Chairman of the Board on April 13, 1993 and held that position until July 9, 1994, when he was named Chairman of the Board. His responsibilities consist primarily of directing the activities of the Board and serving as a spokesman for the Company with stockholders, the financial community and the press. In addition, he serves as the Chairman of the Management Committee, which provides oversight to and consults with the Company's senior management. In recognition of the Company's financial difficulties, Dr. Rubenstein agreed to assume those responsibilities without any change in his compensation. He receives only those fees as are payable to non-employee directors, which are described above under 'Compensation of Directors.'

     A. Thomas Bender did not assume the position of President and Chief Executive Officer of the Company until fiscal 1995.

            THE COMPENSATION AND LONG TERM INCENTIVE PLAN COMMITTEE
                                 MARK A. FILLER
                              MICHAEL H. KALKSTEIN
                                  DONALD PRESS

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Medical Products & Supplies Index for the five-year period ended October 31, 1994. The graph assumes that the value of the investment in the Company and in each index was $100 on October 31, 1989 and assumes that all dividends were reinvested. Although the Company has chosen the Standard & Poor's Medical Products & Supplies Index as containing companies whose businesses are most comparable to the Company's primary business segment, healthcare products, the companies included in such index (C. R. Bard Inc., Bausch & Lomb, Inc., Baxter International Inc., Becton, Dickinson & Co., Biomet, Inc., Boston Scientific Corp., Medtronic, Inc., St. Jude Medical, Inc. and United States Surgical Corp.) are all substantially larger than the Company and engaged in healthcare products and services businesses different from, or in addition to, the Company's healthcare products businesses.

                           RETURN TO STOCKHOLDERS OF
                           THE COOPER COMPANIES, INC.

                               [PERFORMANCE GRAPH]

                                                   Five Year Total Return
                                    1989        1990        1991        1992        1993        1994
                                    ----        ----        ----        ----        ----        ----
The Cooper Companies, Inc.        100.00      145.00      125.00       55.00       27.48       105.00
S&P Medical Products & Supplies   100.00      117.07      208.50      199.64      151.54       173.28
S&P 500                           100.00       92.49      123.47      135.73      155.93       161.97

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS AND TRANSACTIONS WITH CLS

     The Company entered into a Settlement Agreement with CLS, dated June 14, 1993 (the 'Settlement Agreement'), to resolve all pending disputes with CLS and to avoid a possible costly and disruptive proxy fight, while continuing to maintain a Board of Directors, the majority of whose members are independent. Pursuant to the Settlement Agreement, CLS delivered a general release of all claims (subject to exceptions for specified ongoing contractual obligations) and agreed to certain restrictions on its voting and transfer of securities of the Company, in exchange for the Company's payment of $4,000,000 in cash and delivery of 200,000 shares of CLS common stock owned by the Company (reflected in the Company's balance sheet at April 30, 1993 at its then current market value of $850,000) and a general release of claims against CLS (also subject to certain exceptions).

     Pursuant to the Settlement Agreement, the Company agreed to nominate and use its reasonable best efforts to cause, and CLS agreed to vote all shares of Common Stock of the Company owned by it in favor of, the election of a Board of Directors of the Company consisting of eight members, five of whom were designated by the Company and three (who must be reasonably acceptable to the Company) by CLS. The number of CLS designees will decline to two if CLS owns less than 5,400,000 shares of Common Stock and to one if CLS owns less than 2,400,000 shares of Common Stock, subject to CLS's right to designate additional directors if the term of the agreement is extended under certain circumstances. A majority of the members designated by the Company were individuals who were not employees of the Company or employees, affiliates or significant stockholders of CLS ('Independent Designees'). If a new chief executive officer or chairman of the board of the Company is hired, such person may be added as an additional director.

     CLS also agreed in the Settlement Agreement not to acquire any additional securities of the Company and not to transfer any securities of the Company, except (i) transfers, during any 12-month period, of not more than 1,500,000 shares of Common Stock (increasing to 2,500,000 shares of Common Stock for so long as CLS owns more than 4,850,000 shares of Common Stock) to any one person or group, other than to a person or group which, without the approval of the Company's Board, has proposed certain transactions involving the Company or its securities, (ii) transfers pursuant to registered public offerings or bona fide open market sales in compliance with Rule 144 under the Securities Act, (iii) transfers of Common Stock pursuant to a tender or exchange offer, in an aggregate amount not to exceed 4,850,000 shares unless such offer is either a cash tender offer for all outstanding shares of Common Stock or the Company's Board of Directors, including a majority of the Independent Designees, has approved the offer, (iv) bona fide pledges of Common Stock to an unaffiliated institutional lender for borrowed money, and (v) transfers to a controlled affiliate or liquidating trust, provided the affiliate or trustee agrees to be bound by the Settlement Agreement. In addition, CLS agreed not to publicly propose any business combination with, or change of control of, the Company, make any tender offer for securities of the Company, otherwise seek control of or to influence the Board of Directors of the Company or take any action contrary to the Settlement Agreement (including actions with respect to the composition and election of the Board of Directors). CLS is free, however, to vote all voting securities owned by it as it deems appropriate on any matter brought before the Company's stockholders, other than matters relating to the election and composition of the Board.

     The agreements with respect to Board representation and voting, and the restrictions on CLS's acquisition and transfer of securities of the Company, were to terminate on June 14, 1995, or earlier if CLS beneficially owned less than 1,000,000 shares of Common Stock, subject to extension under certain circumstances. In January 1995, in connection with an amendment to the Company's Rights Agreement dated as of October 29, 1987, between the Company and The First National Bank of Boston (the 'Rights Agreement'), as Rights Agent, the Company and CLS amended the 1993 Settlement Agreement to provide that the provisions relating to CLS's representation on the Company's Board, CLS's obligations with respect to voting its securities of the Company and the restrictions on CLS's acquisition and transfer of securities of the Company, will now end on the earlier of (i) the first date on which CLS beneficially owns fewer than 1,000,000 shares of the Company's outstanding Common Stock or (ii) October 31, 1996, or if any person (other than Messrs. Schnell and Marx) becomes the beneficial owner of 20% or more of the outstanding shares of common stock of CLS, then on April 30, 1997.

     Following termination of the 1993 Settlement Agreement and through June 12, 2002, CLS will continue to have the contractual right that it had pursuant to a 1992 settlement agreement between CLS and the Company to designate two directors of the Company, so long as CLS continues to own at least 2,400,000 shares of Common Stock, or one director, so long as it continues to own at least 1,000,000 shares of Common Stock.

BUSINESS RELATIONSHIPS

     Michael H. Kalkstein, a director of the Company since April 1992, is a partner in the law firm of Graham & James, which has been compensated for legal services rendered to the Company in fiscal 1994. Mr. Kalkstein was a partner in the law firm of Berliner Cohen through August 1994. That firm was also compensated for legal services rendered to the Company in fiscal 1994.

                PROPOSAL 2 -- REDUCTION OF AUTHORIZED SHARES OF
                           COMMON AND PREFERRED STOCK

GENERAL


     The Restated Certificate of Incorporation of the Company, as amended, presently authorizes the issuance of a total of 100,000,000 shares of Common Stock, $.10 par value, and 10,000,000 shares of Preferred Stock, $.10 par value. On August 10, 1995, the record date, 34,327,878 shares of Common Stock were issued and outstanding. As of that date, no shares of Preferred Stock were issued and outstanding. The Company has reserved 3,330,531 shares of Common Stock for future issuance in connection with the LTIP and RSP, 1,858,000 shares for issuance upon conversion of outstanding Convertible Debentures, 710,001 shares for issuance upon the exercise of all currently outstanding options and 537,794 shares for issuance upon the exercise of all currently outstanding warrants.



     On June 7, 1995, the Board of Directors adopted a resolution proposing and declaring the advisability of an amendment to the Company's Restated Certificate of Incorporation decreasing the authorized number of shares of stock which could be issued by the Company. Assuming approval of the one-for-three reverse stock split described in Proposal 3, the authorized shares of Common Stock would be reduced from 100,000,000 to 20,000,000 and the authorized shares of Preferred Stock would be reduced from 10,000,000 to 1,000,000. In the event the reverse stock split is not approved, the authorized shares of Common Stock would be reduced from 100,000,000 to 60,000,000 and the authorized shares of Preferred Stock would be reduced from 10,000,000 to 2,000,000. The Board of Directors directed that this proposed amendment be considered by the Company's stockholders at the Annual Meeting on September 20, 1995. Two versions of
Article IV(a) of the Restated Certificate of Incorporation, as proposed to be amended, are set forth in full in Appendix A to this Proxy Statement, along with the text of the related resolutions to be adopted by the stockholders. The first version assumes approval of the one-for-three reverse stock split; the second version does not. Only the appropriate version will appear in the Certificate of Amendment actually filed with the office of the Secretary of State of Delaware. Furthermore, such text is subject to change as may be required by the Delaware Secretary of State. Assuming approval by the stockholders, the amendment will become effective as of the date and time it is filed with the office of the Secretary of State of Delaware.


PURPOSE AND EFFECT OF PROPOSED REDUCTION IN AUTHORIZED SHARES

     The reduction in authorized shares of stock will allow the Company to reduce certain franchise tax expenses. The Company is a Delaware corporation and is subject to an annual franchise tax payment under Delaware law. Delaware's annual franchise tax payment is calculated by one of two methods -- the authorized shares method or the assumed par value capital method. Between the two methods, the lesser tax is payable. After adoption of either proposed amendment to reduce the number of authorized shares, the assumed par value capital method of calculation produces the lower tax for the Company.


     On March 1, 1995, the Company was liable for a Delaware franchise tax of $55,200. Had the Company's proposed reduction in authorized shares and the one-for-three reverse stock split been in effect, the Company's Delaware franchise tax payable on March 1, 1995 would have been $30,200, a savings of approximately $25,000. Had the Company's proposed reduction in authorized shares been in effect without a reverse stock split, such that the authorized shares would be 62,000,000, the Company's Delaware franchise tax payable on March 1, 1995 would have been $31,000, a savings of approximately $24,000. Although the Company cannot predict the precise savings it will effect in future years by reducing the number of shares of Common and Preferred Stock authorized to be issued and outstanding, it believes the savings will continue to be comparable.


     The Directors of the Company believe that, following approval of the reduction in the number of shares of Common and Preferred Stock of the Company authorized to be issued and outstanding (whether or not the reverse stock split is approved and implemented), there should be sufficient authorized but unissued shares in each category to provide the Company with the flexibility it might need in the future. Shares are reserved for issuance in connection with the Company's LTIP and RSP, conversion of the Convertible Debentures and exercise of outstanding options and warrants.

VOTE REQUIRED AND RECOMMENDATION


     The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to approve the Amendment to the Restated Certificate of Incorporation reducing the number of shares authorized to be issued. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF A REDUCTION IN THE NUMBER OF SHARES OF STOCK AUTHORIZED TO BE ISSUED AND THE RELATED AMENDMENT.


                 PROPOSAL 3 -- APPROVAL OF REVERSE STOCK SPLIT

GENERAL


     The Board of Directors of the Company has adopted resolutions approving, and authorizing the submission to stockholders for their approval, a proposal to amend the Restated Certificate of Incorporation of the Company to effect a one-for-three reverse stock split (the 'Reverse Split') of the presently issued and outstanding shares of the Company's Common Stock. The complete text of the amendment to the Restated Certificate of Incorporation to be adopted with respect thereto is set forth in Appendix A hereto, along with the text of the related resolutions to be adopted by the stockholders. The text of the amendment is subject to change as may be required by the Delaware Secretary of State. If the Reverse Split is approved by the requisite vote of the Company's stockholders, it will be effective upon filing of the Amendment to the Restated Certificate of Incorporation with the Delaware Secretary of State, and each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Split (the 'Old Shares') will be deemed automatically without any action on the part of the stockholders to represent one-third the number of shares of Common Stock after the Reverse Split (the 'New Shares'); provided, however, that no fractional New Shares will be issued as a result of the Reverse Split. After the Reverse Split becomes effective, stockholders will be asked to surrender certificates representing Old Shares in accordance with procedures set forth in a letter of transmittal to be sent by the Company. See 'Exchange of Stock Certificates and Treatment of Fractional Shares.' Upon such surrender, a certificate representing the New Shares will be issued and forwarded to the stockholders. Each certificate representing Old Shares which remains outstanding will continue to be valid and to represent the appropriately reduced whole number of New Shares.



     The number of shares of capital stock authorized to be issued will not change as a result of the proposed Reverse Split; however, it will decrease upon the approval by the stockholders of Proposal 2 above. Shares of the Common Stock issued pursuant to the Reverse Split will be fully paid and nonassessable. The voting and other rights that presently characterize the Common Stock will not be altered by the Reverse Split.


     If Proposal 3 is approved by the stockholders of the Company, no individual will then have the right under Delaware law to dissent from the Reverse Split of the Common Stock.

PURPOSES OF THE PROPOSED REVERSE SPLIT

     The principal purpose of the proposed amendment is to reduce the number of shares of Common Stock outstanding. The Board of Directors believes that the total number of shares currently outstanding is disproportionately large relative to the Company's present market capitalization. In addition, the Board of Directors believes that the present level of the per share market price of the Common Stock impairs its acceptability by the financial community and investing public and that the Reverse Split should result in a broader market for the Common Stock than that which currently exists. The current share price of the Common Stock may limit its effective marketability because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients, or to hold them in their own portfolios. A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks economically unattractive to brokers. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stock because the brokerage commission on a sale of lower-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue. Moreover, at the current share price of the Common Stock, stockholders are unable to obtain margin credit for their shares.

     Although there can be no assurance that the price of the Common Stock after the Reverse Split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the proposed Reverse Split should result in a price level for the Common Stock that will reduce, to some extent, the effect of the above-referenced policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the Common Stock, as well as enable stockholders to obtain margin credit for their shares of Common Stock. The expected increased price level may also encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's stockholders, although such liquidity could be adversely affected by the reduced number of shares of Common Stock outstanding after the Reverse Split takes effect.

     There can be no assurance that any or all of these effects will occur, including, without limitation, that the market price per New Share of Common Stock after the Reverse Split will be three times the market price per Old Share of Common Stock before the Reverse Split, or that such price will either exceed or remain in excess of the current market price. Stockholders should also note that the Board of Directors cannot predict what effect the Reverse Split will have on the liquidity or trading volume of the Common Stock.

EFFECT OF THE PROPOSED REVERSE SPLIT


     Assuming approval of the Reverse Split by the requisite vote of the stockholders at the meeting, the Amendment to the Restated Certificate of Incorporation will thereafter promptly be filed with the Delaware Secretary of State, and the Reverse Split will become effective as of 5:00 P.M., eastern daylight savings time, on the date of such filing (the 'Reverse Split Effective Date'). Without any further action on the part of the Company or the stockholders, after the Reverse Split, the certificates representing Old Shares will be deemed to represent the appropriately reduced whole number of New Shares.



     As of August 10, 1995, the number of issued and outstanding Old Shares was 34,327,878. Following the effectiveness of the Reverse Split, 11,442,626 New Shares will be outstanding, assuming no additional shares of Common Stock have been issued subsequent to the record date but prior to the Reverse Split
Effective Date. The number of holders of the Company's Common Stock on the record date was 4,394. The proposed Reverse Split will not affect the proportionate equity interest in the holdings of any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares as described below under 'Exchange of Stock Certificates and Treatment of Fractional Shares.' The Reverse Split will result in the number of record holders decreasing by approximately 280 as a result of such provisions, since each of those holders will own less than one New Share following the Reverse Split Effective Date. In addition, the number of record holders and non-record holding beneficial owners (whose shares are registered in the name of a nominee or brokerage firm) who own at least 100 New Shares will be lower than the number of holders owning at least 100 Old Shares. The Company may choose to engage in an odd lot buyback program subsequent to the Reverse Split. This program would result in a further reduction of the number of stockholders.


     The par value of the Common Stock will remain at $.10 per share following the Reverse Split, and the number of shares of Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be correspondingly increased. The resolutions approving the Reverse Split provide that this increase in capital in excess of par value will be treated as capital for statutory purposes.

     The Company's Annual Report for the fiscal year ended October 31, 1994, and the Company's Quarterly Report on Form 10-Q for the second fiscal quarter and six months ended April 30, 1995, which were mailed to stockholders together with this Proxy Statement, include the consolidated financial statements of the Company. If the Reverse Split is adopted, following the Reverse Split Effective Date, the per share information and the average number of shares outstanding as presented in previously issued consolidated financial statements of the Company would be restated to reflect the

Reverse Split. The net loss per share of Common Stock would be ($2.90) for the fiscal year ended October 31, 1992, ($4.70) for the fiscal year ended October 31, 1993, and ($.47) for the fiscal year ended October 31, 1994, and the net income (loss) per share of Common Stock for the three months ended April 30, 1994 and 1995 would be ($.38) and $.05, respectively, and for the six months ended April 30, 1994 and 1995 would be ($.90) and $.08, respectively.

     Two outstanding benefit plans, the LTIP and RSP, enable the Company to grant to participants in those plans either shares of Common Stock of the Company or instruments which are derivatives of the Common Stock. The Reverse Split will have the effect of reducing the number of shares reserved for future issuances under such plans to one-third of their current amount. With respect to all currently outstanding options and warrants, the Reverse Split will reduce the number of shares purchasable under such options or warrants to one-third of their current amount and correspondingly will increase the exercise price of the outstanding options and warrants by a multiple of three. The conversion price on the Convertible Debentures will increase from $5.00 to $15.00 per share. Under the Company's Rights Agreement, the number of Rights associated with each share of Common Stock will increase from one to three following the Reverse Split.

                                                                                              AFTER REVERSE
                                                                         PRIOR TO REVERSE       SPLIT AND
                                                                         SPLIT AND RELATED       RELATED
                                                                            CERTIFICATE        CERTIFICATE
                   NUMBER OF SHARES OF COMMON STOCK                          AMENDMENT          AMENDMENT
----------------------------------------------------------------------   -----------------    -------------

Authorized............................................................      100,000,000         20,000,000
Outstanding on Record Date............................................       34,327,878         11,442,626
Reserved for issuance upon conversion of outstanding Convertible
  Debentures..........................................................        1,858,000            619,333
Reserved for issuance upon exercise of outstanding options............          710,001            236,667
Reserved for issuance upon exercise of outstanding warrants...........          537,794            179,264
Reserved for issuance in connection with future grants under the LTIP
  and RSP.............................................................        3,330,531          1,110,177
Available for issuance by action of the Board of Directors (after
  giving effect to the above reservations)............................       59,235,796          6,411,933


     The Common Stock is currently registered under Section 12(b) of the Exchange Act and, as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Common Stock is listed for trading on both the NYSE and the PSE. The Reverse Split will not effect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NYSE and the PSE. After the Reverse Split Effective Date, trades of the New Shares will continue to be reported on the NYSE and PSE under the Company's symbol, 'COO.'

EXCHANGE OF STOCK CERTIFICATES AND TREATMENT OF FRACTIONAL SHARES


     As soon as practicable after the Reverse Split Effective Date, the Company will send a letter of transmittal to each holder of record of Old Shares outstanding on the Reverse Split Effective Date. The letter of transmittal will contain instructions for the surrender of certificate(s) representing such Old Shares to American Stock Transfer and Trust Company, which will be appointed exchange agent (the 'Exchange Agent') to act for stockholders in effecting the exchange of their certificates. Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with the certificate(s) representing Old Shares, a stockholder will be entitled to receive a certificate representing the number of New Shares into which his Old Shares have been reclassified and changed as a result of the Reverse Split. Stockholders holding a number of Old Shares not evenly divisible by three, and stockholders holding only one or two Old Shares, upon surrender of their old certificates, will receive cash in lieu of fractional shares.


     STOCKHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. NO NEW CERTIFICATE WILL BE ISSUED TO A STOCKHOLDER UNTIL HE HAS SURRENDERED HIS OUTSTANDING CERTIFICATE(S) TOGETHER WITH THE PROPERLY COMPLETED AND EXECUTED LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT.

     No script or certificate representing fractional shares of Common Stock will be issued and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. In lieu thereof, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next highest whole share) shall be issued to the Exchange Agent or its nominee, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the Reverse Split. Sales of fractional interests will be effected by the Exchange Agent or its nominee as soon as practicable on the basis of prevailing market prices of the Common Stock on the NYSE at the time of sale. After the Reverse Split Effective Date, the Exchange Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates.


FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

     THE FOLLOWING DISCUSSION, WHICH SUMMARIZES CERTAIN FEDERAL INCOME TAX CONSEQUENCES, IS INCLUDED FOR GENERAL INFORMATION ONLY. THIS DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO HOLDERS OF COMMON STOCK AND IS NOT INTENDED TO BE APPLICABLE TO ALL CATEGORIES OF INVESTORS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

     The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. The Company, however, believes that because the Reverse Split is not part of a plan to periodically increase a stockholder's proportionate interest in the assets or earnings and profits of the Company, the Reverse Split will have the following federal income tax consequences:

          1. A stockholder will not recognize gain or loss on the exchange, except as set forth in 3 below. In the aggregate, the stockholder's basis in the New Shares will equal such person's basis in the Old Shares held by that stockholder immediately prior to the Reverse Split, reduced by the amount of proceeds, if any, received from the sale of fractional interests and increased by any gain recognized on that sale.

          2. A stockholder's holding period for the New Shares will be the same as the holding period of the Old Shares exchanged therefor.

          3. Although the tax consequences to stockholders who receive cash in lieu of fractional shares are not entirely certain, those stockholders should recognize a gain or loss for federal income tax purposes as a result of the disposition of Old Shares equal to the difference between the cash received and the basis of the Old Shares disposed of. Stockholders who do not receive any cash for their holdings will not recognize any gain or loss for federal income tax purposes as a result of the Reverse Split.

          4. The Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code, and the Company will not recognize any gain or loss as a result of the Reverse Split.

MISCELLANEOUS

     The Board of Directors may abandon the proposed Reverse Split at any time before or after the Annual Meeting and prior to the Reverse Split Effective Date if for any reason the Board of Directors deems it advisable to abandon the proposal. In addition, the Board of Directors may make any and all changes to the Amendment to the Restated Certificate of Incorporation that it deems necessary to file the Amendment with the Delaware Secretary of State and to give effect to the Reverse Split.

VOTE REQUIRED AND RECOMMENDATION

     The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to approve the Amendment to the Restated Certificate of Incorporation for the Reverse Split. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE REVERSE SPLIT AND THE RELATED AMENDMENT.

             PROPOSAL 4 -- RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of KPMG Peat Marwick LLP, independent certified public accountants, to audit and opine upon the consolidated financial statements of the Company and the financial statements of certain of its subsidiaries for the fiscal year ending October 31, 1995, such appointment to continue at the pleasure of the Board of Directors and to be subject to ratification by the stockholders. KPMG Peat Marwick LLP has acted as auditors of the Company since the Company's incorporation in 1980. The stockholders are asked to ratify such appointment.

     The Board of Directors expects that one or more representatives of KPMG Peat Marwick LLP will be present at the meeting and will be provided an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting, but if any such matters properly come before the Annual Meeting, it is intended that the persons holding the accompanying proxy will vote in accordance with their best judgment.

                                RECOMMENDATIONS

     The Board of Directors of the Company recommends that the stockholders vote FOR the election of the nominees for director named in this Proxy Statement, FOR the amendments to the Restated Certificate of Incorporation to reduce the number of shares of stock authorized to be issued and to effectuate the one-for-three Reverse Split and FOR ratification of the appointment of KPMG Peat Marwick LLP as independent certified public accountants of the Company for fiscal 1995.

     When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted in accordance with the directions indicated thereon or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     All proposals of stockholders of the Company (other than for the election of directors) intended to be presented at the 1996 annual meeting of stockholders must be received by the Company no later than 60 days prior to the meeting date unless the Company gives less than 75 days notice of the meeting date, in which case they must be received by the Company no later than 15 days following the date on which the 1995 annual meeting of stockholders is noticed in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

     The Nominating Committee or, if none exists, the Board of Directors will consider suggestions from stockholders for nominees for election as directors at the 1996 annual meeting of stockholders. For a stockholder to nominate any person for election as a director at the 1996 annual meeting of stockholders, the person making such nomination must be a stockholder entitled to vote and such nomination must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days or more than 90 days prior to the 1996 annual meeting of stockholders; provided, however, that in the event that less than 75 days notice or prior public disclosure of the date of such meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business or residential address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (b) as to the stockholder giving notice, (i) the record name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a stockholder shall be eligible for election as a director of the Company unless nominated in accordance with the above procedures.

                                          By Order of the Board of Directors

                                          ALLAN E. RUBENSTEIN, M.D.
                                          ALLAN E. RUBENSTEIN, M.D.
                                          Chairman of the Board of Directors

                                                                      APPENDIX A

     RESOLVED, that the Restated Certificate of Incorporation of The Cooper Companies, Inc. be amended by means of the Certificate of Amendment as set forth below.

                            CERTIFICATE OF AMENDMENT
                    OF RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           THE COOPER COMPANIES, INC.

                    (PURSUANT TO SECTION 242 OF THE GENERAL
                   CORPORATION LAW OF THE STATE OF DELAWARE)

     The Cooper Companies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the 'Corporation'), does hereby certify as follows:

          1. The name of the Corporation is The Cooper Companies, Inc.

          2. The Restated Certificate of Incorporation is hereby amended by changing Article IV(a) thereof so that, as amended, such Article shall read in its entirety as follows:(1)

                  ASSUMING PASSAGE OF THE REVERSE STOCK SPLIT:

             (a) Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 21,000,000, consisting of (i) 20,000,000 shares of Common Stock ('Common Stock'), each share having a par value of $.10, and (ii) 1,000,000 shares of Preferred Stock ('Preferred Stock'), each share having a par value of $.10.

               ASSUMING THE REVERSE STOCK SPLIT IS NOT APPROVED:

             (a) Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 62,000,000, consisting of (i) 60,000,000 shares of Common Stock ('Common Stock'), each share having a par value of $.10, and (ii) 2,000,000 shares of Preferred Stock ('Preferred Stock'), each share having a par value of $.10.

          3. The Restated Certificate of Incorporation is hereby amended by adding paragraph (c) to Article IV thereof, which paragraph shall read in its entirety as follows:


             (c) Simultaneously with the effective date of this amendment (the 'Effective Date'), each share of the Company's Common Stock, par value $.10 per share, issued and outstanding immediately prior to the Effective Date (the 'Old Common Stock') shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-third ( 1/3) of a share of the Company's Common Stock, par value $.10 per share (the 'New Common Stock'), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the 'Old Certificates,' whether one or more) shall be entitled to receive upon surrender of such Old Certificates to American Stock Transfer and Trust Company (the 'Exchange Agent' or 'Transfer Agent') for cancellation, a certificate or certificates (the 'New Certificates,' whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of

------------

(1) Appropriate paragraph will be contained in the Certificate of Amendment depending upon the outcome of the voting at the 1995 Annual Meeting of Stockholders.

        fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. In lieu of any fraction of a share, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next highest whole share) shall be issued to the Exchange Agent or its nominee, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the Reverse Split. Sales of fractional interests will be effected by the Exchange Agent or its nominee as soon as practicable on the basis of prevailing market prices of the Common Stock on the New York Stock Exchange at the time of sale. After the Reverse Split Effective Date, the Exchange Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all of his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.


          4. Such Amendments of the Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The Board of Directors of the Corporation adopted resolutions setting forth these Amendments, declaring their advisability and calling for submission of such Amendments to the stockholders of the Corporation for vote at the Corporation's 1995 Annual Meeting of Stockholders. The stockholders approved such Amendments at the Annual Meeting of Stockholders held on September 20, 1995.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by A. Thomas Bender, its President and Chief Executive Officer, and
attested by Marisa F. Jacobs, its Secretary, this     day of September, 1995.

                                          THE COOPER COMPANIES, INC.

                                          By: __________________________________

                                                      A. THOMAS BENDER
                                                       President and
                                                  Chief Executive Officer

ATTEST:

By: __________________________________

             MARISA F. JACOBS
                Secretary

and be it further;

     RESOLVED, that at any time prior to the filing of the foregoing amendment to the Corporation's Restated Certificate of Incorporation, notwithstanding authorization of the proposed amendment by the stockholders of the Corporation, the Board of Directors may abandon such proposed amendment without further action by the stockholders.

                                          [Logo]

     ---------------------------------------------------------------------------
                                          NOTICE OF
                                          ANNUAL MEETING
                                          OF STOCKHOLDERS
                                          AND
                                          PROXY STATEMENT

     ---------------------------------------------------------------------------

                                          MEETING DATE
                                          SEPTEMBER 20, 1995

                               APPENDIX 1
                               PROXY CARD

THE COOPER COMPANIES, INC.

Proxy for Annual Meeting of Stockholders, September 20, 1995

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of The Cooper Companies, Inc., a Delaware corporation, hereby appoints ROBERT S. HOLCOMBE, MARISA F. JACOBS and ROBERT S. WEISS, and each of them, proxies, with full power of substitution, to vote all of the shares of common stock of The Cooper Companies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Cooper Companies, Inc. to be held at the New York Marriott East Side, 525 Lexington Avenue, New York, NY, on September 20, 1995 at 10:00 a.m. eastern daylight savings time, and at any adjournments thereof, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED 'FOR' ITEMS 1 THROUGH 4 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 5.

(Please MARK the proxy card, fill in the DATE and SIGN on the reverse side and return promptly in the enclosed envelope.)



SEE REVERSE
SIDE



CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                         MARK HERE FOR
                                                         ADDRESS CHANGE   [ ]
                                                         AND NOTE BELOW


     Please mark
[X]  votes as in
     this sample.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE  'FOR' ITEMS ONE THROUGH FOUR.

1. ELECTION OF SEVEN DIRECTORS (check one box only):

   Nominees: A. Thomas Bender, Mark A. Filler, Michael H. Kalkstein, Moses Marx, Donald Press, Steven Rosenberg and Allan E. Rubenstein, M.D.


                      FOR                   WITHHELD
                 [ ]  ALL              [ ]  FROM ALL
                      NOMINEES              NOMINEES
                      except as noted
                      on the line below

(Instruction: To withhold authority to vote for any individual nominee(s), write that nominee's name(s) on the line below:)

--------------------------------------------------------


2. Approval of the Amendment to the Restated Certificate of Incorporation Reducing the Authorized Shares of Capital Stock.

                          FOR     AGAINST     ABSTAIN
                          [ ]       [ ]         [ ]


3. Approval of the Amendment to the Restated Certificate of Incorporation Effectuating a Reverse Stock Split.

                          FOR     AGAINST     ABSTAIN
                          [ ]       [ ]         [ ]


4. Ratification of appointment of KPMG Peat Marwick LLP as independent certified public accountants of The Cooper Companies, Inc. for the fiscal year ending October 31, 1995.

                          FOR     AGAINST     ABSTAIN
                          [ ]       [ ]         [ ]

5. In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) for directors as such proxies may select in the event that any nominee(s) named above may become unable to serve, and on such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

                                        THIS PROXY WILL REVOKE
                                        ALL PRIOR PROXIES SIGNED
                                        BY YOU.

                                        PLEASE COMPLETE, SIGN, DATE AND MAIL THE
                                        PROXY CARD PROMPTLY USING THE ENCLOSED
                                        ENVELOPE.

                                        Signature:______________ Date:__________


                                        Signature:______________ Date:__________

[Please date this proxy and sign your name exactly as it appears herein. In the case of joint ownership, each joint owner should sign. If signing as an executor, trustee, guardian, attorney or in any other representative capacity or as an officer of a corporation, please indicate your full title as such.]